Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod (716) 842-5138	FOR IMMEDIATE RELEASE: October 11, 2007

MEDIA CONTACT:	C. Michael Zabel (716) 842-5385
M&T BANK CORPORATION ANNOUNCES THIRD QUARTER RESULTS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended September 30, 2007.
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2007 were $1.83, compared with $1.85 in the similar period of 2006. On the same basis, net income in the recent quarter totaled $199 million, compared with $210 million in the third quarter of 2006. GAAP-basis net income for the third quarter of 2007 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.37% and 12.78%, respectively, compared with 1.49% and 13.72%, respectively, in the corresponding 2006 quarter.
     The recent quarter’s results include an increase in the provision for credit losses reflecting, in part, higher net charge-offs and nonperforming loans. In addition, M&T’s February 2007 investment in Bayview Lending Group, LLC (“BLG”) resulted in a reduction of net income of $9 million (after tax effect), or $.09 per diluted share, inclusive of interest expense to fund the investment. BLG’s results were impacted by the timing of the recognition of gains from loan sales and securitizations. René F. Jones, Executive Vice President and Chief Financial Officer of

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M&T, observed, “Higher credit costs, slow revenue growth and the impact of our investment in BLG hindered M&T’s performance in the recent quarter. We were, however, encouraged with loan growth of more than $1 billion experienced late in the quarter and our continued ability to effectively manage operating expenses.”
     For the nine-month period ended September 30, 2007, GAAP-basis diluted earnings per share totaled $5.34, compared with $5.49 in the year-earlier period. On the same basis, net income for the first three quarters of 2007 was $589 million. In the year earlier period net income was $626 million. GAAP-basis net income for the nine months ended September 30, 2007 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.37% and 12.69%, respectively, compared with 1.51% and 14.01%, respectively, in the corresponding nine-month period of 2006.
     Supplemental Reporting of Non-GAAP Results of Operations. M&T consistently provides supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, totaled $10 million ($.09 per diluted share) in the recent quarter, compared with $12 million ($.10 per diluted share) in the third
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quarter of 2006. Similar amortization charges, after tax effect, for the nine-month periods ended September 30, 2007 and 2006 were $31 million or $.28 per diluted share and $27 million or $.23 per diluted share, respectively. The after-tax effect of expenses related to the acquisition and integration of branch offices acquired on June 30, 2006 were $1 million during the third quarter of 2006. Such expenses totaled $3 million, after tax effect, or $.03 of diluted earnings per share, during the nine months ended September 30, 2006. There were no similar expenses in 2007.
     Diluted net operating earnings per share, which exclude amortization of core deposit and other intangible assets and merger-related expenses, were $1.92 in the third quarter of 2007, compared with $1.96 in the year-earlier quarter. Net operating income totaled $209 million and $223 million in the third quarter of 2007 and 2006, respectively. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.51% and 26.80%, respectively, in 2007’s third quarter, compared with 1.67% and 30.22% in the year-earlier quarter.
     Diluted net operating earnings per share for the nine-month period ended September 30, 2007 aggregated $5.62, compared with $5.75 in the corresponding period of 2006. Net operating income totaled $620 million for the first nine months of 2007 and $656 million in the similar 2006 period. Expressed as an annualized rate of return on average tangible assets and average tangible equity, net operating income for the first three quarters of 2007 was 1.52% and 26.74%, respectively, compared with 1.67% and 29.86% in the first nine months of 2006.
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     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Nine months ended
	September 30		September 30
	2007	2006	2007	2006
		(in thousands, except per share)
Diluted earnings per share	$1.83	1.85	5.34	5.49
Amortization of core deposit and other intangible assets (1)	.09	.10	.28	.23
Merger-related expenses (1)	—	.01	—	.03

Diluted net operating earnings per share	$1.92	1.96	5.62	5.75

Net income	$199,187	210,370	589,329	625,860
Amortization of core deposit and other intangible assets (1)	9,562	12,154	30,772	27,014
Merger-related expenses (1)	—	704	—	3,048

Net operating income	$208,749	223,228	620,101	655,922

(1)  After any related tax effect
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     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Nine months ended
	September 30		September 30
	2007	2006	2007	2006
		(in millions)
Average assets	$57,862	56,158	57,533	55,591
Goodwill	(2,909)	(2,909)	(2,909)	(2,908)
Core deposit and other intangible assets	(208)	(281)	(224)	(167)
Deferred taxes	21	36	24	39

Average tangible assets	$54,766	53,004	54,424	52,555

Average equity	$6,186	6,085	6,209	5,973
Goodwill	(2,909)	(2,909)	(2,909)	(2,908)
Core deposit and other intangible assets	(208)	(281)	(224)	(167)
Deferred taxes	21	36	24	39

Average tangible equity	$3,090	2,931	3,100	2,937

     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income was $473 million in the third quarter of 2007, up 2% from $462 million in the year-earlier quarter. Growth in average loans and leases, which increased 5% to $43.8 billion in 2007’s third quarter from $41.7 billion in the third quarter of 2006, was the largest contributor to the rise. Such growth was largely attributable to increases in average outstanding balances of $803 million or 7% in commercial loans and $862 million or 17% in residential real estate loans. The positive impact of that growth on taxable-equivalent net interest income was offset by a year-over-year decline in the net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, of 3 basis points (hundredths of one percent). The net interest margin was 3.65% in
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2007’s third quarter and 3.68% in the corresponding period of 2006. The net interest margin was 3.67% in the second quarter of 2007.
     Provision for Credit Losses/Asset Quality. Reflecting current credit conditions that have contributed to higher net charge-offs, delinquencies and nonperforming loans at M&T and throughout the banking industry, M&T’s provision for credit losses increased to $34 million in the recent quarter from $17 million in the third quarter of 2006.
     Net charge-offs of loans during the third quarter of 2007 and 2006 were $22 million and $17 million, respectively. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .20% in the recently completed quarter, compared with .16% in the corresponding 2006 period. Loans classified as nonperforming totaled $371 million, or .83% of total loans at the recent quarter-end, up from $180 million or .43% at September 30, 2006, $224 million or .52% at December 31, 2006 and $296 million or .68% of total loans at June 30, 2007. The increase from June 30, 2007 reflects additional loans to residential home builders and developers of approximately $42 million and a $26 million increase in residential real estate loans classified as nonperforming. The higher level of nonperforming residential real estate loans substantially resulted from delinquencies in the portfolio of alternative (“Alt-A”) residential mortgage loans transferred to M&T’s held-for-investment loan portfolio in March 2007. Loans past due 90 days or more and accruing interest totaled $140 million at September 30, 2007, compared with $112 million a year earlier. Included in these past due but accruing amounts were loans guaranteed by government-related entities of $70 million and $76 million, respectively. Assets taken in foreclosure of defaulted loans were $22 million at September 30, 2007, up from $14 million a year earlier.
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     Allowance for Credit Losses. The allowance for credit losses totaled $680 million, or 1.52% of total loans, at September 30, 2007, compared with $646 million, or 1.54%, a year earlier and $650 million or 1.51% at December 31, 2006. The ratio of M&T’s allowance for credit losses to nonperforming loans was 183%, 360% and 290% at September 30, 2007, September 30, 2006 and December 31, 2006, respectively.
     Noninterest Income and Expense. Noninterest income in the third quarter of 2007 aggregated $253 million, down 8% from $274 million in the year-earlier quarter. The recent quarter’s total includes M&T’s pro-rata portion of the operating loss of BLG of $11 million while last year’s third quarter reflects the impact of a $13 million gain from the accelerated recognition of a purchase accounting premium related to the call of an FHLB borrowing assumed in an acquisition. If the BLG operating results and the prior year gain are excluded, noninterest income increased to $264 million in the third quarter of 2007 from $261 million in the year-earlier period, despite a $5 million decrease in revenues from mortgage banking activities.
     As already noted, M&T’s investment in BLG reduced M&T’s net income in the third quarter of 2007 by approximately $9 million (after tax effect), or $.09 per diluted share. The BLG investment added $8 million to noninterest income and approximately $2 million (after tax effect), or $.02 per diluted share, to M&T’s net income in the second quarter of 2007. Results from M&T’s investment in BLG fluctuate from quarter to quarter depending on the timing of loan sales/securitizations conducted by BLG. Through September 30, 2007, M&T’s pro-rata portion of the operating results of BLG reduced noninterest income by $6 million and, including expenses associated with the investment, reduced net income by approximately $10 million, or $.09 per diluted share.
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     Noninterest expense in the third quarter of 2007 totaled $391 million, compared with $409 million in the third quarter of 2006. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $16 million in 2007 and $20 million in 2006 and acquisition-related expenses of $1 million in 2006 related to M&T’s June 30, 2006 transaction to acquire 21 banking offices in Western New York. Exclusive of those nonoperating expenses, noninterest operating expenses were $375 million in the recent quarter, compared with $388 million in the third quarter of 2006. Operating expenses in the third quarter of 2006 reflected an $18 million charitable contribution made by M&T Bank, M&T’s principal banking subsidiary, to The M&T Charitable Foundation, a tax exempt private charitable foundation, and a $5 million addition to the valuation allowance for the impairment of capitalized mortgage servicing rights. There were no similar expenses in the third quarter of 2007.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 51.6% in the third quarter of 2007, compared with 52.8% in the year-earlier period.
     Balance Sheet. M&T had total assets of $60.0 billion at September 30, 2007, up from $56.4 billion at September 30, 2006. Loans and leases, net of unearned discount, rose 6% to $44.8 billion at September 30, 2007 from $42.1 billion a year earlier. Deposits aggregated $38.5 billion at the recent quarter-end, compared with $39.1 billion at September 30, 2006. Total stockholders’ equity was $6.2 billion at each of September 30, 2007 and 2006, representing 10.40% and 10.91%, respectively, of total assets.
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Common stockholders’ equity per share was $58.40 and $55.58 at September 30, 2007 and 2006, respectively. Tangible equity per common share was $29.48 at September 30, 2007, compared with $27.15 at September 30, 2006. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.1 billion at each of September 30, 2007 and 2006.
     During the recent quarter, M&T repurchased 675,000 shares of common stock at an average cost per share of $105.28 under a plan authorized in February 2007 by M&T’s Board of Directors allowing for the purchase of up to 5,000,000 shares of common stock. During the nine months ended September 30, 2007 M&T repurchased 4,389,800 shares of its common stock pursuant to authorized repurchase plans at an average cost of $113.00 per share.
     As previously announced, M&T has entered into a definitive agreement with Partners Trust Financial Group, Inc. (“Partners Trust”), Utica, New York, providing for a merger between the two companies. As of June 30, 2007, Partners Trust had approximately $3.7 billion of assets, including $2.3 billion of loans, and $3.2 billion of liabilities, including $2.3 billion of deposits. The merger is subject to a number of conditions, including the approval of various state and Federal regulators and Partners Trust’s stockholders, and is expected to be completed in the fourth quarter of 2007. In addition, in September 2007 M&T Bank announced that it had entered into a definitive agreement with First Horizon National Corp. (“First Horizon”) to acquire First Horizon’s 13-branch Mid-Atlantic franchise. Ten of the branches are located in the Greater Washington region and three are in the Greater Baltimore area. M&T Bank will acquire approximately $226 million in loans, $201 million in deposits and $136 million in
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trust and investment assets under management. The transaction is subject to various regulatory approvals and is expected to close in either the fourth quarter of 2007 or the first quarter of 2008.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss third quarter financial results today at 10:00 a.m. Eastern Daylight Saving Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or conference ID #9287947. The conference call will also be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Friday, October 12, 2007 by calling 877-519-4471, or 973-341-3080 for international participants, and by making reference to ID #9287947. The event will also be archived and available by 3:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey and the District of Columbia.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and
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results may differ materially from what is expressed or forecasted in such forward-looking statements.
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
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     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
Additional Information about the M&T/Partners Trust Transaction:
     In connection with the proposed merger, M&T has filed with the SEC a Registration Statement on Form S-4 that includes a preliminary version of a Proxy Statement of Partners Trust and a preliminary Prospectus of M&T, as well as other relevant documents concerning the proposed transaction. The S-4 has not yet become effective. Following the S-4 being declared effective by the SEC, Partners Trust intends to mail the final Proxy Statement to its shareholders. Such final documents, however, are not currently available. Stockholders are urged to read the Registration Statement and the final Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC or incorporated by reference in the final Proxy Statement/Prospectus, if and when they become available, because they will contain important information. You will be able to obtain a free copy of the final Proxy Statement/Prospectus, as well as other filings containing information about M&T and Partners Trust at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at http://www.mandtbank.com under the tab “About Us” and then under the heading “Investor Relations” and then under “SEC Filings.” Copies of the final Proxy Statement/Prospectus and the SEC filings that will be
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incorporated by reference in the final Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, One M&T Plaza, Buffalo, New York 14203, (716) 842-5138.
     M&T and Partners Trust and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Partners Trust in connection with the proposed merger. Information about the directors and executive officers of M&T is set forth in the proxy statement for M&T’s 2007 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 5, 2007. Information about the directors and executive officers of Partners Trust is set forth in the proxy statement for Partners Trust’s 2007 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 23, 2007. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the final Proxy Statement/Prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.
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Financial Highlights

	Three months ended			Nine months ended
	September 30			September 30
Amounts in thousands, except per share	2007	2006	Change	2007	2006	Change

Performance

Net income	$199,187	210,370	-5%	$589,329	625,860	-6%

Per common share:
Basic earnings	$1.86	1.89	-2%	$5.45	5.62	-3%
Diluted earnings	1.83	1.85	-1	5.34	5.49	-3
Cash dividends	$.70	.60	17	$1.90	1.65	15

Common shares outstanding:
Average — diluted (1)	108,957	113,897	-4%	110,342	114,069	-3%
Period end (2)	106,807	110,678	-3	106,807	110,678	-3

Return on (annualized):
Average total assets	1.37%	1.49%		1.37%	1.51%
Average common stockholders’ equity	12.78%	13.72%		12.69%	14.01%

Taxable-equivalent net interest income	$472,800	462,356	2%	$1,395,234	1,365,367	2%

Yield on average earning assets	6.94%	6.83%		6.94%	6.64%
Cost of interest-bearing liabilities	3.88%	3.77%		3.88%	3.54%
Net interest spread	3.06%	3.06%		3.06%	3.10%
Contribution of interest-free funds	.59%	.62%		.60%	.59%
Net interest margin	3.65%	3.68%		3.66%	3.69%

Net charge-offs to average total net loans (annualized)	.20%	.16%		.19%	.14%

Net operating results (3)

Net operating income	$208,749	223,228	-6%	$620,101	655,922	-5%
Diluted net operating earnings per common share	1.92	1.96	-2	5.62	5.75	-2
Return on (annualized):
Average tangible assets	1.51%	1.67%		1.52%	1.67%
Average tangible common equity	26.80%	30.22%		26.74%	29.86%
Efficiency ratio	51.64%	52.76%		52.24%	51.95%

	At September 30
	2007	2006	Change

Loan quality

Nonaccrual loans	$356,438	162,933	119%
Renegotiated loans	14,953	16,579	-10

Total nonperforming loans	$371,391	179,512	107%

Accruing loans past due 90 days or more	$140,313	112,090	25%

Nonperforming loans to total net loans	.83%	.43%

Allowance for credit losses to total net loans	1.52%	1.54%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 4.
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Condensed Consolidated Statement of Income

	Three months ended			Nine months ended
	September 30			September 30
Dollars in thousands	2007	2006	Change	2007	2006	Change

Interest income	$893,014	852,836	5%	$2,632,239	2,443,019	8%
Interest expense	425,326	395,652	8	1,252,212	1,092,196	15

Net interest income	467,688	457,184	2	1,380,027	1,350,823	2

Provision for credit losses	34,000	17,000	100	91,000	52,000	75

Net interest income after provision for credit losses	433,688	440,184	-1	1,289,027	1,298,823	-1

Other income
Mortgage banking revenues	31,643	36,806	-14	81,062	112,882	-28
Service charges on deposit accounts	104,402	100,314	4	303,615	284,739	7
Trust income	38,168	35,224	8	112,691	103,777	9
Brokerage services income	14,978	14,794	1	46,844	43,999	6
Trading account and foreign exchange gains	7,279	5,082	43	20,465	17,756	15
Gain (loss) on bank investment securities	(138)	1,133	—	1,185	1,427	—
Equity in earnings of Bayview Lending Group, LLC	(11,294)	—	—	(5,594)	—	—
Other revenues from operations	67,861	80,549	-16	212,231	224,855	-6

Total other income	252,899	273,902	-8	772,499	789,435	-2

Other expense
Salaries and employee benefits	220,750	218,980	1	682,204	660,224	3
Equipment and net occupancy	42,091	41,683	1	126,036	127,612	-1
Printing, postage and supplies	7,996	8,294	-4	25,886	24,933	4
Amortization of core deposit and other intangible assets	15,702	19,936	-21	50,515	44,321	14
Other costs of operations	103,989	120,048	-13	297,575	310,851	-4

Total other expense	390,528	408,941	-5	1,182,216	1,167,941	1

Income before income taxes	296,059	305,145	-3	879,310	920,317	-4

Applicable income taxes	96,872	94,775	2	289,981	294,457	-2

Net income	$199,187	210,370	-5%	$589,329	625,860	-6%

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Condensed Consolidated Balance Sheet

	September 30
Dollars in thousands	2007	2006	Change

ASSETS

Cash and due from banks	$1,295,377	1,336,737	-3%

Interest-bearing deposits at banks	8,503	10,425	-18

Federal funds sold and agreements to resell securities	399,997	123,245	225

Trading account assets	180,019	176,450	2

Investment securities	8,003,015	7,626,300	5

Loans and leases, net of unearned discount	44,778,472	42,098,271	6
Less: allowance for credit losses	680,498	646,319	5

Net loans and leases	44,097,974	41,451,952	6

Goodwill	2,908,849	2,908,849	—

Core deposit and other intangible assets	200,195	270,910	-26

Other assets	2,914,194	2,468,608	18

Total assets	$60,008,123	56,373,476	6%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$7,565,762	7,754,061	-2%

Other deposits at U.S. offices	24,719,291	27,348,917	-10

Deposits at foreign office	6,188,126	3,975,811	56

Total deposits	38,473,179	39,078,789	-2

Short-term borrowings	4,920,901	4,418,356	11

Accrued interest and other liabilities	859,847	1,001,600	-14

Long-term borrowings	9,516,192	5,723,488	66

Total liabilities	53,770,119	50,222,233	7

Stockholders’ equity (1)	6,238,004	6,151,243	1

Total liabilities and stockholders’ equity	$60,008,123	56,373,476	6%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $86.7 million at September 30, 2007 and $86.9 million at September 30, 2006.
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Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Nine months ended
	September 30					September 30
Dollars in millions	2007		2006			2007		2006
					Change in					Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance

ASSETS

Interest-bearing deposits at banks	$8	3.27%	13	3.67%	-40%	$8	3.31%	13	3.17%	-38%

Federal funds sold and agreements to resell securities	248	5.47	136	7.23	82	333	6.00	66	6.58	402

Trading account assets	59	.98	92	2.97	-36	60	1.09	97	2.89	-38

Investment securities	7,260	5.04	7,898	4.82	-8	7,120	5.03	8,197	4.78	-13

Loans and leases, net of unearned discount
Commercial, financial, etc.	12,239	7.25	11,436	7.31	7	12,051	7.25	11,250	7.01	7
Real estate — commercial	15,474	7.54	15,256	7.43	1	15,509	7.43	14,962	7.24	4
Real estate — consumer	5,915	6.47	5,053	6.48	17	5,909	6.48	4,839	6.32	22
Consumer	10,122	7.51	9,965	7.29	2	10,012	7.47	10,031	7.02	—

Total loans and leases, net	43,750	7.28	41,710	7.22	5	43,481	7.27	41,082	7.03	6

Total earning assets	51,325	6.94	49,849	6.83	3	51,002	6.94	49,455	6.64	3

Goodwill	2,909		2,909		—	2,909		2,908		—

Core deposit and other intangible assets	208		281		-26	224		167		34

Other assets	3,420		3,119		10	3,398		3,061		11

Total assets	$57,862		56,158		3%	$57,533		55,591		3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$464	.84	434	.88	7%	$452	.94	427	.75	6%
Savings deposits	14,908	1.67	14,463	1.42	3	14,890	1.66	14,351	1.33	4
Time deposits	9,880	4.70	13,016	4.65	-24	10,680	4.73	12,532	4.37	-15
Deposits at foreign office	4,324	5.11	3,674	5.21	18	3,918	5.16	3,553	4.85	10

Total interest-bearing deposits	29,576	3.17	31,587	3.19	-6	29,940	3.20	30,863	2.96	-3

Short-term borrowings	5,228	5.19	4,441	5.31	18	5,213	5.27	4,441	4.93	17
Long-term borrowings	8,661	5.51	5,660	5.79	53	7,963	5.54	5,959	5.49	34

Total interest-bearing liabilities.	43,465	3.88	41,688	3.77	4	43,116	3.88	41,263	3.54	4

Noninterest-bearing deposits	7,360		7,571		-3	7,373		7,530		-2

Other liabilities.	851		814		5	835		825		1

Total liabilities	51,676		50,073		3	51,324		49,618		3

Stockholders’ equity	6,186		6,085		2	6,209		5,973		4

Total liabilities and stockholders’ equity	$57,862		56,158		3%	$57,533		55,591		3%

Net interest spread		3.06		3.06			3.06		3.10
Contribution of interest-free funds		.59		.62			.60		.59
Net interest margin		3.65%		3.68%			3.66%		3.69%
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